Exhibit 21

OTIS WORLDWIDE CORPORATION
Subsidiary and Affiliate Listing
December 31, 2025

Entity Name	Place of Incorporation
9G Elevator Pte. Ltd.	Singapore
Alder Holdings SAS	France
Alder Paris Holdings SAS	France
Allyn Holdings, Inc.	Delaware
CEAM Costruzioni Elettromeccaniche Ascensori e Montacarichi Srl	Italy
Cypress Holdings Srl	Italy
Highland Holdings S.à r.l.	Luxembourg
Juniper Holdings S.à r.l.	Luxembourg
Madison Holdings B.V.	Netherlands
Nippon Otis Elevator Company	Japan
Opal Spanish Holdings, S.A.	Spain
Otis a.s.	Czech Republic
Otis Canada, Inc.	Canada
Otis Electric Elevator Company Limited	China
Otis Elevator Company	New Jersey
Otis Elevator Company (H.K.) Limited	Hong Kong
Otis Elevator Company (India) Limited	India
Otis Elevator (China) Investment Company Limited	China
Otis Elevator Holdings Limited	United Kingdom
Otis Elevator Korea	Korea, Republic of
Otis Far East Holdings Limited	Hong Kong
Otis Gesellschaft m.b.H.	Austria
Otis Holding GmbH	Germany
Otis International Holdings GmbH	Germany
Otis International Asia Pacific Pte. Ltd.	Singapore
Otis Investments Limited	United Kingdom
Otis Limited	United Kingdom
OTIS MOBILITY, S.A.	Spain
Otis Pacific Holdings B.V.	Netherlands
Otis S.A.	Switzerland
Otis S.C.S.	France
Otis Servizi, S.r.l.	Italy
Ridgefield Holdings Corporation	Canada

OTIS WORLDWIDE CORPORATION
Subsidiary and Affiliate Listing
December 31, 2025

Entity Name	Place of Incorporation
Sigma Elevator (HK) Limited	Hong Kong
Sirius (Korea) Limited	United Kingdom

Other subsidiaries of the Registrant have been omitted from this listing since, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary, as defined by Rule 1-02 of Regulation S-K.
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